UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
March 28, 2011

Alamo Group Inc.
 (Exact name of registrant as specified in its charter)

State of Delaware (State or Other Jurisdiction of Incorporation)	0-21220 (Commission file number)	74-1621248 (I.R.S. Employer Identification No.)

1627 E. Walnut

Seguin, Texas 78155

(Address of Registrant’s principal executive offices, including zip code)

(830) 379-1480

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 28, 2011, Alamo Group Inc. (the “Company”) entered into the Eighth Amendment of Amended and Restated Revolving Credit Agreement (the “Eighth Credit Agreement Amendment”), by and among the Company, the lenders party thereto and Bank of America, N.A. as administrative agent.  The Eighth Credit Agreement Amendment amends certain provisions of the Company’s existing credit facility to, among other things, (i) release the previously pledged security interest in certain assets of the Company and its specified subsidiaries which secured any indebtedness under the existing credit facility, (ii) extend the termination date of the Company’s credit facility to March 28, 2016, (iii) reduce the aggregate commitments to $100,000,000, (iv) provide the Company the option to request an increase in aggregate commitments under the existing credit facility of up to $50,000,000, subject to the conditions set forth therein (v) lower the applicable leverage ratio, subject to certain exceptions and conditions, (vi) modify the limitation on capital expenditure, (vii) modify the limitation on other indebtedness and (viii) decrease the applicable interest margin for specified advances.

The above description of the Eighth Credit Agreement Amendment is qualified in its entirety by reference to the Eighth Credit Agreement Amendment, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)

10.1	Eighth Amendment of Amended and Restated Revolving Credit Agreement, dated as of March 28, 2011, among the Company, the lenders party thereto and Bank of America, N.A. as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned authorized officer.

Alamo Group Inc.
Date: April 1, 2011	By:	/s/ Robert H. George
Robert H. George Vice-President, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Eighth Amendment of Amended and Restated Revolving Credit Agreement, dated as of March 28, 2011, among the Company, the lenders party thereto and Bank of America, N.A. as administrative agent.